EXHIBIT 10.1

FORM OF FISCAL 2012 AWARD LETTER UNDER
FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN

Dear ______________:

The Compensation Committee (“Committee”) chose you to be a participant in fiscal 2012 in the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”). Your target award for fiscal 2012 was _____% of your [average monthly] base salary for fiscal 2012, which the Committee determined based on your expected total compensation, job responsibilities, [and] expected job performance [and, the terms of your employment agreement], [prorated based on the [commencement date of your employment] [date of your promotion to an executive officer of the Company]]. [Your target award also includes a prorated target award under a non-executive officer bonus plan in which you participated prior to your promotion.]
In general, your bonus for fiscal 2012 was determined primarily by measuring the Company’s financial performance and your achievement of individual goals. In calculating your bonus under the Plan, Company financial performance was weighted at 80%, and individual performance was weighted at 20%.
The Company’s financial performance was gauged by the level of achievement of operating cash flow as determined from the Company’s audited financial statements. “Operating cash flow” is defined as income from operations after executive bonus accruals, excluding non-recurring items such as income from the sale of capital assets, severance paid or payable to terminated employees, interest expense, depreciation and amortization, pension related expense and ESOP compensation expense. Subject to the Committee’s discretion under the Plan, threshold operating cash flow of $16.0 million was required to be achieved in fiscal 2012 to earn any bonus payout under the Plan. For fiscal 2012, the Company’s operating cash flow was approximately $_______ million, resulting in a percentage of achievement of _____%.
[The Committee has determined your level of achievement of each assigned individual goal within a range of 0% to 150% and multiplied such percentage by the weight originally assigned to each such goal. Your individual goals for fiscal 2012, the weight given to each expressed as a percentage, and your level of achievement as determined by the Committee are as follows:
Level of            Level of Achievement
Goal            % Weight    Achievement        on Weighted Basis
__________________        _________        %            %
__________________        _________        %            %
TOTAL                100%            %            %]
[Based on the commencement date of your employment, the Committee did not assign individual goals to you, however based on the terms of your employment agreement, in calculating your fiscal 2012 bonus the Company has assigned a level of achievement of 100% to individual goals.]
Based on the foregoing, the Committee has determined your fiscal 2012 preliminary bonus award is $__________. Under the Plan, the preliminary bonus award is subject to adjustment, upward or downward, by the Committee in its discretion. The Committee also has the discretion to alter the financial performance criteria and individual goals during the year and to decline to award any bonus should the Committee determine such actions to be warranted by a change in circumstances. For fiscal 2012, the Committee has determined not to exercise any discretion to adjust your preliminary bonus award. As a result, your fiscal 2012 final bonus award is $_________.
You are advised that the Committee may or may not choose to exercise its discretion with respect to awards in the future. Further, you are reminded to promptly contact the Committee in the event circumstances dictate reexamination of originally assigned goals by the Committee.
The Committee has determined that your bonus award will be paid on a current basis under the Plan. All awards are governed by the Plan provisions which control any inconsistency with this letter.
Please let me know if you have any questions.

Very truly yours,
James J. McGarry
Compensation Committee Chairman